EXHIBIT 10.85


                              EMPLOYMENT AGREEMENT

      This AGREEMENT is made effective as of this 1ST day of July, 1998 (the "Effective Date"), by and between INTEGRATED HEALTH SERVICES, INC., a Delaware corporation (hereinafter referred to as the "Company"), and SALLY WEISBERG (hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

      WHEREAS, Employer is engaged in the business of owning and operating nursing care facilities, rehabilitation service providers and other health care-related businesses through its subsidiaries and tradenames; and

      WHEREAS, Employer wishes to employ Employee, and Employee wishes to accept such employment, on the terms and conditions set forth herein; and

      WHEREAS, in the course of her employment, and as a necessary consequence thereof, Employee will receive information and acquire knowledge of special procedures, processes, business conduct, and knowledge that is private, proprietary, and secret to the Company in its business; and

      WHEREAS, the business, as well as the success and profits of the Company, depend in large part upon the maintenance of secrecy as to such information, processes, procedures and knowledge as to the conduct of the Company's business generally.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, as well as the agreement to employ the Employee or to continue to employ the Employee under the terms and conditions contained herein, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:





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                                    ARTICLE I

                             EMPLOYMENT RELATIONSHIP

      1.1 Employment. The Company hereby employs the Executive in the position of President - Symphony Health Services, Inc. and Executive Vice President, with such responsibilities as may be assigned to Executive from time to time by the Company's Chief Executive Office and/or President. Executive shall report to and be responsible to the Chief Executive Officer and/or President during the Term of this Agreement, and Executive hereby accepts such employment.

      During the Term, the Executive agrees to devote all such working time as is reasonably required for the discharge of her duties hereunder and to perform such services faithfully and to the best of her ability. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from (a) engaging in charitable and community affairs, so long as they are consistent with her duties and responsibilities under this Agreement, (b) managing her personal investments, and (c) serving on or advising the boards of directors of other companies.

      1.2 Term. Unless sooner terminated pursuant to Article III below, the term of this Agreement (the "Term") shall commence on the Effective Date and be in effect for three (3) years; provided, however, that on each anniversary date of the Effective Date ("Anniversary Date"), the then current term of this Agreement automatically shall be extended by an additional period of twelve (12) months, so that as of each Anniversary Date, this Agreement shall have an unexpired Term of three (3) years. Notwithstanding the foregoing, either party hereto may elect not to so extend this Agreement by giving written notice of her or its election to the other party hereto at least one hundred twenty (120) days prior to any Anniversary Date. In the event the Company elects not to renew this Agreement with appropriate notice as provided herein, the Company may buy out the remaining term of the Agreement through the payment of severance to the Executive as provided in Section 3.4.


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                                   ARTICLE II

                                  COMPENSATION

      2.1 Salary. The Executive shall receive a base salary at an initial rate of Three Hundred Forty-Nine Thousand Nine Hundred and Twenty Dollars ($349,920) per year (the "Salary") payable in substantially equal installments in accordance with the pay policy established by the Company from time to time, but not less frequently than monthly. On each January 1 during the Term of this Agreement, the Salary shall be increased by a percentage which is equal to the greater of (i) eight percent (8%) of her Salary; or (ii) the percentage increase in the "Consumer Price Index for All Urban Consumers" published by the United States Department of Labor's Bureau of Labor Statistics for the then most recently ended twelve (12) month period as of the date of such adjustment, and increased by such additional amounts as may be determined at the discretion of the Chief Executive Officer and/or President. Once adjusted, such adjusted amount shall constitute Salary for purposes of this Agreement.

      2.2 Bonus. If the Company's earnings per share equal or exceed the earnings goals set by the Board (the "Target"), then no more than ten (10) days following the date the Company publicly announces its earnings, the Company shall pay Executive a discretionary bonus ("Bonus") based on Executive's performance, benefit to the Company at large, and the extent to which the Company equals or exceeds the Target. Such Bonus shall be discretionary except that if the Company's earnings per share equal or exceed the Target then Executive shall receive a bonus of not less than fifty percent (50%) of her Salary.

      2.3 Executive Benefits and Perquisites. During the Term, the Company shall provide and/or pay for employee benefits and perquisites that are, in the aggregate, no less favorable than the employee benefits and perquisites that the Executive enjoys as of the Effective Date, as may be increased from time to time, including without limitation:



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               (a)  comprehensive   individual   health   insurance,   including
          dependent coverage;

               (b) life insurance coverage in the amount of One Million Dollars ($1,000,000) any proceeds of which shall be payable to the Executive's designated beneficiary or her estate;

               (c) four (4) weeks paid vacation annually;

               (d) disability insurance coverage in a monthly benefit amount equal to the sum of 100% of Executive's Salary plus "Bonus Amount" (as defined in Section 3.4(a));

               (e) a monthly automobile allowance of $1,000 per month;

               (f) participation in the Company's SERP(s); and

               (g) eligibility to participate in the Company's Employee Stock Participation Program.

Once increased, the level of benefits and perquisites shall not be decreased without the Executive's consent. No amendment of any SERP(s) that is adverse to Executive shall be effective as to Executive without her prior written consent (or, if she is no longer living, the consent of her beneficiary (or beneficiaries) designated in accordance with the Trust Agreement(s) (as defined in the SERP(s)). Any interpretation, construction, determination, act or failure to act of the Company or the "Committee" (as defined in the SERP(s)) that relates to the SERP(s) and is adverse to Executive shall be subject to de novo review in accordance with Section 6.9 of this Agreement.

      2.4 Equity-Based Compensation. During the Term, the Compensation Committee, in its complete discretion, may select the Executive to participate in programs or enter into agreements that provide for the grant of certain equity-based compensation or rights to the Executive.

                                   ARTICLE III

                            TERMINATION AND SEVERANCE

      3.1 Termination; Nonrenewal. The Company shall have the right to terminate the Executive's employment, and the Executive shall have the right to resign her employment with the Company at any time during the Term, for any reason or for no stated reason, upon no less than ninety



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

(90) days' prior written notice (or such shorter notice to the extent provided for herein). In addition, if there is a Change of Control (as defined in Section 3.3(b)) during the Term of this Agreement, this Agreement automatically shall terminate on the one hundredth and eightieth (180th) day following the anniversary date of the Change of Control.

      Upon the Executive's termination without "Cause" (as defined in Section 3.2) or resignation for "Good Reason" (as defined in Section 3.3), or upon the expiration of the Term following the Company's election not to renew this Agreement (in accordance with Section 1.2) or this Agreement's automatic termination following a Change of Control (in accordance with Section 3.1, above), the Executive shall be entitled to severance as set forth in Section
3.4. Upon the Executive's resignation without Good Reason, the Executive shall not be entitled to severance; provided, however, that the Company may be required to pay the Executive non-competition severance as provided in Section 4.2, below. If the Executive's employment is terminated because of a Permanent Disability (as defined in Section 3.5), the Executive shall receive the benefits and payments described in Section 3.5.

      3.2 Termination For Cause. (a) The Company may terminate this Agreement for Cause following a determination by the Chief Executive Officer that Cause exists. For purposes of this Agreement, Cause shall mean any or all of the following:

               (i)  the  Executive   materially  fails  to  perform  her  duties
          hereunder;

               (ii) a material breach by the Executive of her covenants under Sections 4.1 4.2;

               (iii) Executive is convicted of or pleads guilty or confesses to a felony involving moral turpitude; or

               (iv) Executive is convicted of or pleads guilty or confesses to theft, larceny or embezzlement of Employer's tangible or intangible property.

      (b) Notwithstanding anything in Section 3.2(a) to the contrary, a termination shall not be for Cause unless (i) the party to whom the Executive reports notifies the Executive, in writing, of their intention to terminate the Executive for Cause (which notice shall set forth the conduct alleged


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to constitute Cause) (the "Cause Notice");  and (ii) the Executive does not cure her conduct within sixty (60) days after the receipt of the Cause Notice.

      3.3 Termination for Good Reason. (a) The Executive may terminate this Agreement for Good Reason, provided she gives the Company prior written notice that Good Reason exists (the "Good Reason Notice"). For purposes of this Agreement, Good Reason shall mean one or more of the following without the Executive's prior written consent:

               (i) a material diminution of the Executive's responsibilities, title, authority or status;

               (ii) the failure of the Company to pay the Executive amounts when due under this Agreement;

               (iii) the Executive's removal or dismissal from the position of President - Symphony Health Services, Inc. and/or Executive Vice President; or

               (iv) a reduction in Salary or a material reduction in benefits (other than a reduction in Salary permitted by Section 2.1).

      Notwithstanding the foregoing, a termination on account of a reason described in this Section 3.3 (a)(i) - (iv), above, shall be deemed not to be for Good Reason unless the Executive (i) gives the Company the opportunity to cure the condition that purports to be Good Reason, and (ii) the Company fails to cure that condition within sixty (60) days after the receipt of the Good Reason Notice (or, with respect to the failure to make any payment when due to the Executive, within ten (10) days after the receipt of such notice).

      (b) For purposes of this Agreement, a "Change of Control" shall be deemed to occur if (i) there shall be consummated (x) any consolidation, reorganization or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation



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immediately after the merger, or (y) any sale, lease, exchange or other transfer
(in  one  transaction  or  a  series  of  related   transactions)   of  all,  or
substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, including any "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than the Executive or any group controlled by the Executive)) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company's outstanding common stock (other than pursuant to a plan or arrangement entered into by such person and the Company) and such person discloses its intent to effect a change in the control or ownership of the Company in any filing with the Securities and Exchange Commission, or (iv) within any twenty-four (24) month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death, disability or retirement) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this
Section 3.3(b)(iv) unless such election, recommendation or approval was the result of any actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, if the employment agreement of the Company's CEO or President has a change of control provision which is triggered by an earlier event not stated herein, then such event shall also be a Change of Control for purposes of this Agreement.



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



      3.4 Severance. If the Executive resigns for Good Reason, is terminated without Cause, there is a Change of Control in the Company, or the Company elects not to renew this Agreement in accordance with Section 1.2, above:

                   (a) the Company shall cause the Executive's outstanding options which are not immediately exercisable to vest and become immediately exercisable and the restrictions on equity held by the Executive which are scheduled to lapse solely through the passage of time to lapse (such events collectively referred to as "Acceleration of Equity Rights") and Executive shall have thirty-six (36) months from the date of termination to exercise any vested options; and

                  (b) the Company shall pay the Executive an amount (the "Severance Amount") equal to three (3) times the sum of her Salary in the year of termination or the immediately preceding year, whichever is greater, and the Bonus Amount, which shall be the greater of (i) the Executive's Bonus earned in the year of termination, or (ii) her Bonus earned in the immediately preceding calendar year. Such Severance Amount shall be payable in cash as follows:

                         (x) no later  than ten (10)  calendar  days  after  the
                    effective date of Executive's termination or a Change of Control, the Company shall pay the Executive one-half (1/2) of the Severance Amount in a lump sum; and


                         (y) except in the event of a Change of Control, the Company shall pay the remaining one-half (1/2) of the Severance Amount to the Executive in equal monthly installments commencing on the first day of the month following the effective date of Executive's termination without Cause, the Executive's resignation for Good Reason or the Company's notice to the Executive of its intention not to renew this Agreement, and on the first day of the month thereafter for a period of eighteen months (18) months; or


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

                         (z) in the event of a Change of Control,

                                    (i) the  Company  shall  pay  the  remaining
                  one-half (1/2) of the Severance Amount to the Executive in a lump sum no later than ten (10) calendar days from the date of the Executive's termination without Cause, resignation for Good Reason or this Agreement's expiration following a Change of Control under Section 3.1; and

                                    (ii) the Company shall pay the Executive her
                  Salary for the lesser of six (6) additional months or the amount of Salary due until the expiration of this Agreement following a Change of Control under Section 3.1 if, within eighteen (18) months following a Change of Control, she is terminated without Cause or the Executive terminates the Agreement for Good Reason.

      The Company shall have no obligation to pay the Executive the balance of the Severance Amount or any other benefit hereunder after a Change of Control if the Executive terminates this Agreement without Good Reason. The amounts owed to the Executive under (i) and (ii), above shall constitute the total remaining Severance Amount (excluding Continued Benefits) to which the Executive is entitled hereunder after a Change of Control.


      (c) the Company shall provide for a period of thirty-six (36) months following the effective date of the Executive's termination (including a termination resulting from the Company's election not to renew the Term or renegotiate this Agreement after its automatic termination following a Change of Control), continued employee benefits and coverage for the Executive and his dependents of the type and at a level of coverage comparable to the coverage in effect at the time of termination or the preceding year,



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whichever is greater ("Continued Benefits"),  including but not limited to those benefits and perquisites set forth in Section 2.3. Such allowances, benefits and coverages, etc., to be not less than those in effect on the effective date of
Executive's   termination   or  the  preceding   year,   whichever  is  greater.
Notwithstanding the foregoing, if any of the Continued Benefits or other benefits to be provided hereunder have been decreased or otherwise negatively affected within twelve (12) months prior to the effective date of the Executive's termination, the reference for measuring such benefit shall be the date prior to such reduction rather than the date of such termination.

      3.5 Termination for Disability. (a) The Company may terminate the Executive following a determination by the Chief Executive Officer or President that the Executive has a Permanent Disability; provided, however, that no such termination shall be effective (i) prior to the expiration of the six (6) month period following the date the Executive first incurred the condition which is the basis for the Permanent Disability or (ii) if the Executive begins to substantially perform the significant aspects of her regular duties prior to the proposed effective date of such termination. For purposes of this Agreement, "Permanent Disability" shall mean the Executive's inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of her regular duties, as contemplated by this Agreement, which inability is reasonably contemplated to continue for at least one (1) year from its incurrence and at least ninety (90) days from the effective date of the
Executive's  termination.   Any  question  as  to  the  existence,   extent,  or
potentiality of the Executive's Permanent Disability shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, by the person designated in writing by Executive prior to her inability to make such selection, and in the absence of such designation by an adult member of the Executive's immediate family) and reasonably acceptable to the Company.

           (b) If the Executive is terminated because of his Permanent Disability, the Company shall (i) provide for the Acceleration of Equity Rights;
(ii) pay for a period of thirty-six (36) months following the effective date of such termination (the "Disability Period") the Executive one hundred (100%) percent of her Salary plus Bonus, offset by the amount, if any, paid to the Executive under the salary replacement portion of disability benefits paid under a disability plan or policy paid for by the



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Company,  and (iii) provide her with  Continued  Benefits for the first eighteen
(18) months of the Disability Period.

        3.6 Death or Disability After Termination. Should the Executive die or become disabled before receipt of any or all payments to which the Executive is entitled to under Section 3.4 (or in the case of the Executive's death following her termination on account of Permanent Disability, before receipt of all payments under Section 3.5) then the balance of the payments to which the Executive is entitled shall continue to be paid to the Executive (in the case of his disability) or to the executors or administrators of the Executive's estate (in the event of the Executive's death); provided, however, that the Company may, at any time within its discretion, accelerate any payments and pay the Executive or her estate the present value of such payments in a lump sum cash payment. For purposes of determining the present value under this Section 3.6, the interest rate shall be the prime rate of Citibank, N.A.

                                   ARTICLE IV

                           COVENANTS OF THE EXECUTIVE

        4.1 Confidential Information. In connection with his employment at the Company, the Executive will have access to confidential information consisting of some or all of the following categories of information:

                  (a) Financial Information, including but not limited to information relating to the Company's earnings, assets, debts, prices, pricing structure, volume of purchases or sales or other financial data whether related to the Company or generally, or to particular products, services, geographic areas, or time periods;

                  (b) Supply and Service Information, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company details of which are not generally known;

                  (c) Marketing Information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the



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Company,  sales  forecasts,  advertising  formats  and  methods  or  results  of marketing efforts or information about impending transactions;

                  (d) Personnel Information, including but not limited to information relating to employees' personnel or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignation, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

                  (e) Customer Information, including but not limited to information relating to past, existing or prospective customers' names, addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Company, status of customers' accounts or credit, or related information about actual or prospective customers as well as customer lists.

        All of the foregoing are hereinafter referred to as "Trade Secrets." The Company and the Executive consider their relation one of confidence with respect to Trade Secrets. Therefore, during and after the employment by the Company, regardless of the reasons that such employment ends, the Executive agrees:

                           (aa) To hold all Trade Secrets in confidence  and not
                  discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to the Executive's employment by the Company;

                            (bb) To use the Trade Secrets only in furtherance of
                  proper employment related reasons of the Company to further the interests of the Company;

                           (cc) To take all reasonable  actions that the Company
                  deems necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Company's interest in the Trade Secrets; and

                           (dd) That any of the Trade Secrets,  whether prepared
                  by the Executive or which may come into the Executive's possession during the Executive's employment hereunder, are and remain the property of the Company and its affiliates, and all such Trade Secrets, including copies thereof, together with all other property belonging to the Company or its affiliates, or used in their respective businesses, shall be delivered to or left with the Company.

        This Agreement does not apply to (i) information that by means other than the Executive's deliberate or inadvertent disclosure becomes known to the public; (ii) disclosure compelled by judicial or administrative proceedings provided the Executive affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment; and (iii) information



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independently  developed by the  Executive,  the  development of which was not a breach of this Agreement.

         4.2 Non-Competition. In consideration of the Executive's employment hereunder, during the Term and for a period of eighteen (18) months thereafter (or in the event of the Executive's termination for Cause, for a period of one
(1) year thereafter), subject to the exceptions set forth below in this Section 4.2, the Executive agrees that she will not, without the express written consent of the Company, for the Executive or on behalf of any other person, firm, entity or other enterprise (i) directly or indirectly solicit for employment or recommend to any subsequent employer of the Executive the solicitation for employment of any person who, at the time of such solicitation is employed by Company or any affiliate thereof, (ii) directly or indirectly solicit, divert, or endeavor to entice away any customer of the Company or any affiliate thereof, or otherwise engage in any activity intended to terminate, disrupt, or interfere with the Company's or any affiliate's relationship with a customer, supplier, lessor or other person, or (iii) be employed by, be a director, officer or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly or indirectly in the business of owning, operating or managing any (1) healthcare facility or business, including but not limited to, any subacute healthcare facility, rehabilitation hospital, rehabilitation services provider, nursing home, or home health care business, or
(2) any other business similar to a business which is or was owned, operated or managed by the Company during the Term or during the period that this Section
4.2 shall apply to the Executive, unless such business comprises (and has during the preceding twelve (12) month period comprised) less than five percent (5%) of the Company's gross revenues; and, in the case of any facility or business described, in either case, which competes with any such type of facility or business then operated by the Company or any of its subsidiaries; except that the provisions of this Section 4.2 shall not apply if the Executive is terminated



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

without cause before the anniversary of a Change of Control, or if the Executive resigns without Good Reason and the Company does not pay her non-competition severance pay (not to include Continued Benefits) of one-twelfth (1/12) of the sum of Executive's salary plus bonus in the previous year for each month (not to exceed eighteen (18)) the Company elects to bind the Executive to the non-competition obligation in this Section 4.2.

         This Section 4.2 shall not be construed to prohibit the Executive from owning up to 10% of the outstanding voting shares of the equity securities of any company whose common stock is listed for trading on any national securities exchange or on the NASDAQ System or serving as a director or advisor to the board of directors of any company. Section 4.2 shall only apply to businesses and operations located in, or otherwise conducted in, the United States. Moreover, in the event of a Change of Control of the Company, the restrictions in Section 4.2 (iii), above, shall be limited to the businesses itemized therein, if any, which the Company continues to own, operate or manage after the Change of Control.

         4.3 Remedies For Breach of Article IV. In the event that the Executive materially violates the covenants contained in this Article IV after her termination of employment under circumstances which entitle her to payments or benefits under Section 3.4, the Company may, at its election, upon ten (10) days' prior notice, terminate the Severance Period and cease providing the
Executive  with  such  payments  and  benefits.   In  addition,   the  Executive
acknowledges and agrees that the amount of damages in the event of the Executive's breach of this Article IV will be difficult, if not impossible, to ascertain. The Executive therefore agrees that the Company, in addition to, and without limiting any other remedy or right it may have, shall have the right to an injunction enjoining any breach of the covenants made by the Executive in this Article IV. The Executive further agrees that in the event an injunction is granted in connection with actual or alleged breach of the noncompetition convenants herein, the



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

eighteen (18) month restrictive period shall begin to run from the date the injunction is issued (and not from the effective date of the Executive's termination).

                                    ARTICLE V

                            AMENDMENT AND ASSIGNMENT

         5.1 Right of the Executive to Assign. The Executive may not assign, transfer, pledge or hypothecate or otherwise transfer her rights, obligations, interests and benefits under this Agreement and any attempt to do so shall be null and void.

         5.2 Right of Company to Assign. This Agreement shall be assignable and transferable by the Company and any such assignment or transfer shall inure to the benefit of and be binding upon the Executive, the Executive's heirs and personal representatives, and the Company and its successors and assigns. The Executive agrees to execute all documents necessary to ratify and effectuate such assignment. An assignment of this Agreement by the Company shall not release the Company from its monetary obligations under this Agreement.

         5.3 Amendment and Waiver. No change or modification of this Agreement shall be valid unless it is in writing and signed by both parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

                                   ARTICLE VI

                                     GENERAL

        6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Maryland.



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

        6.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

         6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements pertaining to the subject matter herof, either oral or written, between the parties hereto; provided, however, that this Agreement does not supersede any agreements pertaining to stock options which have been granted as of the Effective Date, except to the extent that any such option agreement contains provisions which are contrary to the provisions of this Agreement (including provisions regarding the Acceleration of Equity Rights), or obligation of the Executive regarding the Company's proprietary and confidential tangible and intangible property.

         6.4 Mitigation. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise nor may any payments provided for under this Section be reduced by any amounts earned by the Executive, except as provided in Article IV.

         6.5 Survivorship. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to preserve the rights and obligations of the parties under this Agreement.

        6.6 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be delivered by hand, registered or certified mail with return receipt requested or by a nationally recognized overnight



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

delivery service, in each case with all postage or other delivery charges prepaid, and to the address of the party to whom it is directed as indicated below, or to such other address as such party may specify by giving notice to the other in accordance with the terms hereof. Any such notice shall be deemed to be received (i) when delivered, if by hand, (ii) on the next business day following timely deposit with a nationally recognized overnight delivery service ,or (iii) on the date shown on the return receipt as received or refused or on the date the postal authorities state that delivery cannot be accomplished, if sent by registered of certified mail, return receipt requested.

      If to the Company:     Integrated Health Services, Inc
                             10065 Red Run Boulevard
                             Owings Mills, Maryland  21117
                             Attn: Marshall A. Elkins, Executive Vice President and General Counsel, or then General Counsel

     If to the Executive:    Sally Weisberg
                             316 Thompson Mill Road
                             New Hope, Pennsylvania  18938

        6.7  Indemnification.  The  Company
 agrees to maintain  Director's  and
Officer's liability insurance at a level not less than the level in effect on the Effective Date, or to the extent such level is increased during the Term, at such increased level; provided, however, that the level of insurance may be decreased with the Executive's written consent. To the extent not covered by such liability insurance, the Company shall indemnify and hold the Executive harmless to the fullest extent permitted by Delaware law against any judgments, fines, amounts paid in settlement and reasonable expenses (including reasonable attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of her serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in effect during the Term and thereafter and shall be in addition to and not in lieu of any other indemnification rights the Executive otherwise may have.

        6.8 Attorneys' Fees. Upon presentation of an invoice, the Company shall pay directly or reimburse the Executive for all reasonable attorneys' fees and costs incurred by the Executive:



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

           (a) in connection with any bone fide dispute over the terms of this Agreement submitted by Executive to arbitration pursuant to Section 6.9 , unless there is a determination that the Executive had no objectively reasonable basis in fact or theory for her claim; or

           (b) in connection with any other event indemnifiable by the Company pursuant to insurance coverage or Delaware law in which the Executive engages separate representation.

        6.9 Arbitration. Except as otherwise provided in Section 4.3, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Baltimore, Maryland, in accordance with the rules of the American Arbitration Association then in effect, and judgement may be entered on the arbitrators' award in any court having jurisdiction. The Company shall pay all costs of the American Arbitration Association and the arbitrator. Each party shall select one arbitrator, and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven
(7) days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within fourteen (14) days after arbitration is requested, then an arbitrator shall be selected by the American Arbitration Association upon application of either party. Notwithstanding the foregoing, the Executive shall be entitled to seek specific performance from a court of the Executive's right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement and the Company shall have the right to obtain injunctive relief from a court.

        6.10 Severability. No provision in this Agreement if held unenforceable shall in any way invalidate any other provisions of this Agreement, all of which shall remain in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and the Executive has hereunto set the Executive's hand on the day and year first above written.

COMPANY                                              EXECUTIVE

Integrated Health Services, Inc.,
a Delaware corporation

By: ___________________________________     _________________________________
                                            SALLY WEISBERG

Name: _________________________________

Title: __________________________________



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